UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2010

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Corporate Performance Goals

On May 14, 2010, the Board of Directors of Fannie Mae (formally known as the Federal National Mortgage Association) adopted 2010 corporate goals against which corporate performance will be measured for purposes of the first installment of the 2010 long-term incentive awards and 50% of the deferred pay for 2010 payable to Fannie Mae’s executive officers. These 2010 corporate goals are to: (1) achieve our mission of providing liquidity, stability and affordability to the U.S. housing and mortgage markets (which includes objectives relating to providing liquidity through the activities of our single-family, multifamily and capital markets businesses, managing our credit book, administering the Department of the Treasury’s Making Home Affordable Program, and addressing housing and duty to serve goals); (2) build a more streamlined, higher-performing company (which includes objectives relating to financial metrics, business process and technology improvements, employee talent development, and achieving and maintaining a strong control and risk environment); and (3) build a stronger service and delivery model to support the housing finance market.

The Board of Directors also approved corporate goals for 2011 against which corporate performance will be measured for purposes of the second installment of the 2010 long-term incentive awards (payable in 2012). These 2011 goals are to: (1) reduce fixed general and administrative expenses; (2) reduce credit-related expenses; (3) achieve risk-adjusted return on economic capital targets; (4) meet deliverables on business process and technology improvements; (5) address all matters requiring attention identified by our regulator; and (6) make progress on certain strategic projects.

Amendments to Retirement Plans

On May 14, 2010, the Board of Directors also approved certain amendments to three of Fannie Mae’s retirement plans, as described below, to address the changes made to our compensation structure in 2009. A description of these plans, prior to these amendments, is included in our annual report on Form 10-K for the year ended December 31, 2009 filed on February 26, 2010 (the “2009 Form 10-K”), and a description of the changes made to our compensation structure is included in our Form 8-K filed on December 24, 2009 (the “December Form 8-K”). Each of the named executive officers referenced in our 2009 Form 10-K, who continues to remain employed at Fannie Mae is a participant in one of more of these plans.

Supplemental Retirement Savings Plan (“SRSP”) and Retirement Savings Plan, or “401(k) Plan”

The definition of eligible compensation under the SRSP and the 401(k) Plan for non-grandfathered employees has been amended to include deferred pay awarded under the Fannie Mae Deferred Pay Plan. A description of the deferred pay awards (including those made to our named executive officers) is included in our 2009 Form 10-K and December Form 8-K. Eligible compensation under the SRSP and the 401(k) Plan for non-grandfathered employees remains subject to an overall limit of two times annual base salary. Prior to these amendments, eligible compensation under the SRSP and the 401(k) Plan for non-grandfathered employees consisted of base salary, eligible bonuses and overtime.

David Johnson and Timothy Mayopoulos are non-grandfathered employees and are participants in the SRSP and the 401(k) Plan.

2003 Supplemental Pension Plan (“2003 Plan”)

The definition of eligible compensation under the 2003 Plan has been amended to include deferred pay awarded under the Fannie Mae Deferred Pay Plan. For purposes of determining benefits under the 2003 Plan, the amount of an SEC executive officer’s deferred pay taken into account is limited in the aggregate to 50% of the officer’s annual base salary.

Kenneth Bacon and David Benson are participants in the 2003 Plan. Michael Williams also participates in the 2003 Plan as described in the next paragraph.

Under the terms of the 2003 Plan, benefits under the 2003 Plan and the Supplemental Pension Plan (“Supplemental Plan”) are offset by the participant’s accrued benefit under the Executive Pension Plan, as described in our 2009 Form 10-K. Although benefit accruals under the Executive Pension Plan were frozen in 2009, Mr. Williams’ Executive Pension Plan benefit exceeds his combined benefit under the 2003 Plan and the Supplemental Plan, and is expected to do so in 2010 and 2011. As a practical matter, this means that in the absence of a plan change, Mr. Williams would not accrue additional pension benefits under these plans for 2010 and 2011. To address this issue, the Board amended the 2003 Plan to provide that for 2010 and 2011, Mr. Williams will accrue an annual benefit under the formulas for the 2003 Plan and the Supplemental Plan as if he had never been a participant in the Executive Pension Plan. This means that for the 2010 and 2011 plan year, Mr. Williams’ annual accruals under the Supplemental Plan and the 2003 Plan will not be offset by his Executive Pension Plan benefit.

The corporate goals and the amendments to Fannie Mae’s retirement plans were approved by FHFA, as conservator.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

May 20, 2010	By:	Michael J. Williams

Name: Michael J. Williams
Title: President and Chief Executive Officer